UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 26, 2008
Medicis Pharmaceutical Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-18443	52-1574808
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)
7720 North Dobson Road
Scottsdale, Arizona 85256
(Address of principal executive offices) (Zip Code)
(602) 808-8800
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Exhibits
SIGNATURES
EX-99.1

Item 1.01. Entry into a Material Definitive Agreement.
On November 26, 2008, Medicis Pharmaceutical Corporation (the “Company”) entered into a Settlement and License Agreement (the “Settlement and License Agreement”) and a Joint Development Agreement (the “Joint Development Agreement”) with Impax Laboratories, Inc., a Delaware corporation (“Impax”).
In connection with the Settlement and License Agreement, the Company and Impax agreed to terminate all legal disputes between them relating to SOLODYN®. In addition, Impax confirmed that the Company’s patents relating to SOLODYN® are valid and enforceable, and cover Impax’s activities relating to its generic product under Abbreviated New Drug Application (ANDA) #90-024. Further, subject to the terms and conditions contained in the Settlement and License Agreement:
•	effective only upon the occurrence of certain events, the Company granted Impax a license to make and sell generic versions of SOLODYN® 45mg, 90mg and 135mg products; and

•	if Impax does commercialize generic versions of the SOLODYN® 45mg, 90mg or 135mg products, Impax will pay the Company a royalty based on sales of such generic products.
Pursuant to the Joint Development Agreement, subject to the terms and conditions contained therein:
•	the Company and Impax will collaborate to develop a next-generation, SOLODYN®-derivative product;

•	the Company has the sole right to commercialize the next-generation SOLODYN®-derivative product;

•	Impax will develop and commercialize four other dermatology products and pay the Company fifty percent of all gross profits from such products;

•	the Company will make an up-front $40 million payment to Impax and will make additional payments to Impax of up to $23 million upon the achievement of certain development, regulatory and commercialization milestones; and

•	the Company will pay to Impax royalty payments on sales of the next-generation SOLODYN®-derivative product.
A joint press release dated December 1, 2008 announcing the execution of the Settlement and License Agreement and the Joint Development Agreement is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01. Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated December 1, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2008	By:	/s/ Jason D. Hanson
Jason D. Hanson
Executive Vice President, General Counsel and Corporate Secretary